UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2010

EPIC ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-31357	94-3363969
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

1450 Lake Robbins Dr., Suite 160
The Woodlands, TX 77830
(Address of principal executive offices) (Zip Code)

(281) 419-3742
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2010, John Otto resigned as a member of the board of directors (the “Board”) of Epic Energy Resources, Inc. (the “Company”).  Mr. Otto has served as the Chairman of the Company’s Audit Committee and was an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission.  A copy of Mr. Otto’s resignation letter is furnished as Exhibit 17.1 to this report.

Martin Lipper, who has served as a director of the company since March 2009, has been appointed by the Board to replace Mr. Otto as the Chairman of the Audit Committee and has been determined by the Board to be an “audit committee financial expert.”

On April 29, 2010, the Board appointed Jack W. Schanck to serve as a director.  The Board has not determined, as of the date of this filing, the Board Committees upon which Mr. Schanck might serve.  Mr. Schanck has over 20 years of oil and gas industry experience.  Since 2006, he has been a managing partner and Chief Executive Officer for Tecton Energy, a privately held investment energy company headquartered in Houston, Texas.  Since 2008, Mr. Schanck has been a board member of Penn West Energy Trust, an open-ended energy investment trust headquartered in Calgary, Canada (NYSE: “PWE”).  From 1999 to 2005, Mr. Schanck served as Co-Chief Executive Officer for Samson Investment Company, one of the largest independent oil and gas companies, headquartered in Tulsa, Oklahoma. Prior to that, he held positions with Spirit Energy 76 and Unocal Oil & Gas Operations, both located in Sugar Land, Texas.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

17.1 99.1	Resignation letter of John Otto. Press Release dated May 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2010

Epic Energy Resources, Inc.
(Registrant)

By:	/s/ Michael Kinney
Michael Kinney, Chief Financial Officer